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                                                                   EX-99.B18(b)

                             STAGECOACH FUNDS, INC.

                      AMENDED RULE 18F-3 MULTI-CLASS PLAN


      I.     INTRODUCTION.

             Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares in the separate investment portfolios ("Funds") of Stagecoach Funds, Inc. (Registration Nos. 33-42927 and 811-6419) (the "Company"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the maximum initial sales loads, contingent deferred sales charges ("CDSCs"), Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of the Funds.

             The Company is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933. Upon the effective date of Rule 18f-3, the Company hereby elects to offer multiple classes of shares of the Funds pursuant to the provisions of Rule 18f-3 and the Plan. The Plan does not make any material changes to the class arrangements and expense allocations previously approved by the Board of Directors of the Company pursuant to the exemptive order issued under Section 6(c) of the 1940 Act to Stagecoach Funds, Inc., Overland Express Funds, Inc., WellsFunds Inc. (now Stagecoach Inc.), Wells Fargo Bank, N.A. (the investment adviser of the Company) (the "Bank"), and Stephens Inc. (the principal underwriter of the Company) ("Stephens") on May 18, 1993 (1940 Act Release No. 19479).

             The Company currently offers the following thirteen separate
Funds: the Aggressive Growth Fund, Asset Allocation Fund, California Tax-Free Bond Fund, California Tax-Free Income Fund, California Tax-Free Money Market Mutual Fund, Corporate Stock Fund, Diversified Income Fund, Ginnie Mae Fund, Growth and Income Fund, Money Market Mutual Fund, National Tax-Free Money Market Mutual Fund, Short-Intermediate U.S. Government Income Fund, and the U.S. Government Allocation Fund. Seven of these Funds are authorized to issue two classes of shares -- Class A Shares and Class B Shares: the Aggressive Growth Fund, Asset Allocation Fund, California Tax-Free Bond Fund, Diversified Income Fund, Ginnie Mae Fund, Growth and Income Fund, and U.S. Government Allocation Fund (collectively, the "Multi-Class Funds"). The differences between these classes are discussed below.

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       II.   ALLOCATION OF EXPENSES.


             Pursuant to Rule 18f-3 under the 1940 Act, the Company will allocate to each class of shares of a Multi- Class Fund (i) any fees and expenses incurred by the Fund in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and (ii) any fees and expenses incurred by the Fund under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, pursuant to Rule 18f-3, the Company may allocate the following fees and expenses to a particular class of shares of a single Multi-Class Fund:

             (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;

             (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of that class or to regulatory agencies with respect to such class of shares;

             (iii) blue sky registration or qualification fees incurred by such class of shares;

             (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

             (v) the expense of administrative personnel and services as required to support the shareholders of such class of shares;

             (vi) litigation or other legal expenses relating solely to such class of shares; and

             (vii) fees of the Company's Directors incurred as result of issues relating to such class of shares.

             The initial determination of the class expenses that will be allocated by the Company to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors of the Company and approved by a vote of the Directors of the Company, including a majority of the Directors who are not interested persons of the Company.

             Income, realized and unrealized capital gains and losses, and any expenses of a Multi-Class Fund not allocable to a particular class of the Fund pursuant to this Plan shall be allocated to each class of the Fund based upon the relative net asset value of that class in relation to the aggregate net asset value of the Fund. In certain cases, Stephens, the Bank or another service provider for a Multi-Class Fund may waive or reimburse all or a portion of the expenses of a specific class of shares of the Multi-Class Fund. The Board of Directors will monitor any such waivers or reimbursements to ensure that they do not provide a means for cross-subsidization between classes.





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      III.   CLASS ARRANGEMENTS.

             The following summarizes the maximum initial sales loads, CDSCs, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of the Multi-Class Funds. Additional details and restrictions regarding such fees and services are set forth in the relevant Fund's current Prospectus and Statement of Additional Information.

             A.   CLASS A SHARES -- MULTI-CLASS FUNDS

                  1. Maximum Initial Sales Load: 4.50%; except for the Short-Intermediate U.S. Government Income Fund and Variable Rate Government Fund, which have maximum initial sales loads of 3.00%.

                  2.   Contingent Deferred Sales Charge:  None

                  3. Maximum Annual Rule 12b-1 Distribution Fee: 0.05% of average daily net assets attributable to Class A Shares.

                  4. Maximum Annual Shareholder Servicing Fee: 0.30% of average daily net assets attributable to Class A Shares.

                  5.   Conversion Features:  None

                  6. Exchange Privileges: Class A Shares of a Multi-Class Fund may be exchanged for Class A Shares of any other Multi-Class Fund or shares of any single-class Fund.

                  7.   Other Class-Specific Shareholder Services:  None

             B.   CLASS B SHARES -- MULTI-CLASS FUNDS

                  1.   Maximum Initial Sales Load:  None

                  2. Contingent Deferred Sales Charge: Class B Shares of a Multi-Class Fund which are redeemed within one, two, three or four years from the receipt of a purchase order affecting such shares will be subject to a CDSC equal to 3.00%, 2.00%, 1.00% and 1.00%, respectively, of the dollar amount equal to the lesser of the net asset value ("NAV") at the time of purchase of the Class B Shares being redeemed or the NAV of such shares at the time of redemption. No CDSC will be imposed on Class B Shares purchased through reinvestment of dividends or capital gain distributions.

                  3. Maximum Annual Rule 12b-1 Distribution Fee: 0.70% of average daily net assets attributable to Class B Shares.





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                  4.   Maximum Annual Shareholder Servicing Fee:  0.30% of
average daily net assets attributable to Class B Shares.

                  5. Conversion Features: Class B Shares of a Multi-Class Fund that have been outstanding for six years after the end of the month in which the shares were initially purchased will automatically convert to Class A Shares of such Fund and, consequently, will no longer be subject to the higher Rule 12b-1 fees applicable to Class B Shares. Such conversion will be on the basis of the relative NAVs of the two classes, without the imposition of any sales charge or other charge, except that the lower Rule 12b-1 fees applicable to Class A Shares shall thereafter be applied to such converted shares.

                  6. Exchange Privileges: Class B Shares of a Multi-Class Fund may be exchanged for Class B Shares of any other Multi-Class Fund, shares of the Money Market Mutual Fund, or shares of the California Tax-Free Money Market Mutual Fund.

                  7.   Other Class-Specific Shareholder Services:  None

     IV.     BOARD REVIEW.

             The Board of Directors of the Company shall review the Plan as it deems necessary. Prior to any material amendment(s) to the Plan with respect to any Multi-Class Fund's shares, the Company's Board of Directors, including a majority of the Directors that are not interested persons of the Company, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of the Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors of the Company shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan.


Adopted by the Company effective April 3, 1995
Approved as amended November 15, 1995





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